Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement, dated as of June 29, 2012, is by and among Tuesday Morning Corporation, a Delaware corporation (the “Company”), Steven R. Becker, an individual resident of Texas (“Becker”), Matthew A. Drapkin, an individual resident of New York (“Drapkin”), BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, Becker Drapkin Partners, L.P., a Texas limited partnership and BD Partners V, L.P., a Texas limited partnership (collectively with Becker and Drapkin, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have determined that the interests of the Company and its shareholders would be best served by adding Becker and Richard S. Willis (“Willis”) to the Board (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Definitions. For purposes of this Agreement:

(a)           The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate.

(b)           “Annual Meeting” means any annual meeting of shareholders of the Company.

(c)           The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(d)           “BD Directors” means Becker and Willis (each, a “BD Director”), and any successors to Becker or Willis appointed to the Board pursuant to Section 5 of this Agreement.

(e)           “Board” means the Board of Directors of the Company.

(f)            “Common Stock” means the common stock of the Company, par value $0.01 per share.

(g)           “Ownership Interest” means, with respect to the Common Stock, having beneficial ownership of the Common Stock.

(h)           The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(i)            “Shareholder Group Event” means the earliest to occur of:

(i)            the date on which there are no BD Directors in office, if the Shareholder Group has not named a successor in accordance with Section 5 hereof;

(ii)           the first date on which any member of the Shareholder Group engages in any of the activities prohibited by Section 7 if such violation is material and not cured within three (3) business days following written notice thereof by the Company; and

(iii)          the first date on which any member of the Shareholder Group sells, transfers or otherwise disposes of shares of Common Stock such that the Ownership Interest of the Shareholder Group is reduced below 4% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act).

(j)            “Standstill Period” means the period from the date hereof until the earlier of:

(i)            the second anniversary of the date of this Agreement, and

(ii)           such date, if any, of a breach by the Company in any material respect of any of its representations, warranties, commitments or obligations set forth in Section 2, 4, 5 or 14 of this Agreement if such breach has not been cured within thirty (30) days following written notice of such breach (provided that notice of nominations required under Section 4(d) cannot be cured).

(k)           “Timely Deadline” means, with respect to any Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at such Annual Meeting or the proposal of business at such Annual Meeting would be considered “timely” under the Company’s Certificate of Incorporation and Amended and Restated Bylaws.

2.             Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a)           The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)           The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

3.             Representations and Warranties of the Shareholder Group, Etc. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a)           Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)           The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound.

(d)           As of the date hereof, such member is the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such member in the report of beneficial ownership of Common Stock on the Schedule 13D filed by members of the Shareholder Group with the SEC on June 6, 2012 (the “Schedule 13D”). As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates own in the aggregate 2,379,632 shares of Common Stock.  Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.

(e)           Becker consents and agrees to serve as a director of the Company as of the Appointment Date in accordance with the terms of this Agreement.

4.             Appointment of Directors; Related Matters.

(a) Provided that a Shareholder Group Event has not occurred, as soon as reasonably practicable but in no event later than July 6, 2012 (the “Appointment Date”), the Board shall, in accordance with the Company’s governance documents, adopt a resolution to:

(i)            appoint Becker to the Board, effective as of the Appointment Date;

(ii)           appoint Willis to the Board, effective as of the Appointment Date;

(iii)          appoint Becker as Chair of the Company’s Nominating and Governance Committee, effective as of the Appointment Date; and

(iv)          appoint Willis to serve on the Company’s Compensation Committee, effective as of the Appointment Date.

(b)           Provided that a Shareholder Group Event has not occurred and the BD Directors consent to serve, the Board and the Nominating and Governance Committee shall nominate the BD Directors for election or re-election as directors at the Annual Meeting to be held in 2012 (the “2012 Annual Meeting”) and the Annual Meeting to be held in 2013 (the “2013 Annual Meeting”). In addition, the Company shall recommend that the Company’s shareholders vote, and shall solicit proxies, in favor of the election of the BD Directors at each such Annual Meeting and otherwise support the BD Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(c)           Provided that a Shareholder Group Event has not occurred, the Company agrees that, (i) prior to the 2012 Annual Meeting, it will not remove Becker (or any BD Director who succeeds him) as Chair of the Nominating and Governance Committee or (ii) prior to the second anniversary of the date hereof, it will not remove Becker (or any BD Director who succeeds him) from the Nominating and Governance Committee or Willis (or any BD Director who succeeds him) from the Compensation Committee without the prior consent of the Shareholder Group.

(d)           Provided that a Shareholder Group Event has not occurred, at least thirty (30) days prior to the Timely Deadline for the 2012 Annual Meeting and for the 2013 Annual Meeting, the Nominating and Governance Committee will notify the Shareholder Group that it has resolved to recommend the BD Directors for election to the Board at the 2012 Annual Meeting or 2013 Annual Meeting, respectively.

(e)           Provided that a Shareholder Group Event has not occurred, the Company agrees, prior to the second anniversary of the date hereof, (i) that the size of the Board shall not be increased beyond eight (8) directors, (ii) that one of the directors who is serving on the Board immediately prior to the Appointment Date, will not be nominated for re-election at the 2012 Annual Meeting, (iii) not to fill any vacancies on the Board that may occur except (A) by any person who is serving as the Chief Executive Officer of the Company from time to time, (B) as provided in this Agreement or (C) as otherwise mutually acceptable to the Board and the Shareholder Group and (iv) that one or more of the BD Directors shall be appointed to any new committee of the Board formed after the Appointment Date.

(f)            Provided that a Shareholder Group Event has not occurred, the Company agrees to use its reasonable efforts to, within one hundred and twenty (120) days of the Appointment Date (but in no event later than one hundred and eighty (180) days after the Appointment Date), nominate or appoint, in addition to the BD Directors, two (2) new independent and experienced persons to serve on the Board who are mutually agreed upon by the Company and the Shareholder Group.

5.             Replacement Directors. Provided that a Shareholder Group Event has not occurred, if, at any time prior to the second anniversary of this Agreement, either of the BD Directors is unable or unwilling to serve as a director of the Company, then the Shareholder Group and the Board (excluding the BD Directors who are resigning) shall appoint a mutually agreeable replacement for such BD Director within ninety (90) days of such BD Director validly tendering his resignation from the Board (in which case all references in this Agreement to “Becker,” “Willis,” or “BD Director” with respect to such BD Director’s rights and obligations as a director shall refer to such replacement, as applicable, provided that references in this Agreement to “Shareholder Group” will not include such person unless such person is otherwise already a member).

6.             Voting.  During the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election at any shareholder meeting where such matters will be voted on; provided, that such nominees were not nominated in contravention of this Agreement.

7.             Standstill. Each member of the Shareholder Group agrees that, other than as may be required by applicable law, order or regulation, during the Standstill Period, he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to:

(a)           acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of any securities of the Company or any securities of any Affiliate of the Company, if, after completion of such acquisition or proposed acquisition, such party would beneficially own more than 19.99% of the outstanding shares of Common Stock (other than the acquisition of equity-based compensation pursuant to Section 12 hereof and the exercise of any options or conversion of any convertible securities comprising such equity-based compensation);

(b)           submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c)           form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than with other members of the Shareholder Group or one or more of their Affiliates or to the extent such a group may be deemed to result with the Company or Willis or any of their respective Affiliates as a result of this Agreement;

(d)           engage in discussions with other shareholders of the Company, solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including without limitation, any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting;

(e)           call, seek to call, or to request the calling of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(f)            effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group (other than the Shareholder Group and their Affiliates) would beneficially own, or have the right to acquire beneficial ownership of, more than 4.9% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Shareholder Group which are not actually known by the Shareholder Group, to result in any transferee acquiring beneficial ownership of more than 4.9% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 7, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction has been approved by a majority of the Board and has been announced by the Company; provided, that this paragraph shall not require members of the Shareholder Group or Willis to vote in favor of a Sale Transaction that was approved by the Board;

(g)           publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 6 hereof or this Section 7, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or amendment of, any provision of this Agreement;

(h)           publicly disparage any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;

(i)            engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(j)            enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(k)           take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided, that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit (x) either of the BD Directors from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director of the Company or (y) the Shareholder Group from making public statements, engaging in discussions with other shareholders, soliciting proxies or voting any shares or proxies with respect to any Sale Transaction that has been approved by a majority of the Board and has been announced by the Company.

8.             Company Policies. By the Appointment Date, each of the BD Directors will have reviewed the Company’s Code of Conduct, Insider Trading Policy, and Guidelines for Reporting

Violations under the Code of Conduct and agrees to abide by the provisions thereof during his service as a director of the Company.  The members of the Shareholder Group acknowledge that they are aware that United States securities law prohibits any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.             Confidentiality.

(a)           Becker, in his capacity as director, and Drapkin will have access to and be provided with Confidential Information (as defined below).  Each of Becker, Drapkin and the other members of the Shareholder Group acknowledges the confidential and proprietary nature of the Confidential Information and agrees that until the first anniversary of the date on which all BD Directors’ tenures as directors of the Company end, Becker, Drapkin and the Shareholder Group will (i) keep the Confidential Information strictly confidential, (ii) use the Confidential Information only if serving as a director and solely for the purpose of serving as a director, (iii) use the same degree of care to protect the Confidential Information from unauthorized use or disclosure as he would use to protect his own confidential information of a similar nature, but in no event with less than reasonable care, and (iv) not disclose the Confidential Information in any manner whatsoever to any person, except (A) with the specific prior written consent of the Company, (B) to Becker’s legal counsel or accountants who need to know such information to assist Becker in his duties as director (provided such parties agree to keep such Confidential Information confidential and Becker, Drapkin and the Shareholder Group shall be responsible for any breach of the provisions of this Section 9 by any person to whom Becker, Drapkin or the Shareholder Group discloses Confidential Information), or (C) to the extent provided in Section 9(c) below.  The duties and obligations in this Section 9 shall be in addition to, and shall in no way limit, any duty or obligation of a director otherwise provided under applicable law.

(b)           As used in this Agreement, the term “Confidential Information” means and includes all information disclosed, furnished or made available (whether before or after the date of this Agreement) by the Company or its directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”) to Becker or Drapkin, including but not limited to business plans, financial reports, financial data, employee data, customer lists, forecasts, strategies, and all other business information, together with any copies, notes, abstracts, analyses, compilations, studies, interpretations, documents or records and other tangible embodiments that are based on, derived from, refer or relate to or contain any of such information, whether made by the Company, Becker, Drapkin or any other person.  Confidential Information may be that of or concern the Company or third parties.  “Confidential Information” shall not include information that is or was (i) in the public domain or was or becomes generally available to the public other than as a result of disclosure by (x) Becker, Drapkin or any person to whom either of them disclose Confidential Information or (y) any other person prohibited from transmitting the information to the public by a contractual, legal, fiduciary or other binding obligation with or to the Company, (ii) independently acquired by Becker or Drapkin without use of the Confidential Information or violation of any of their obligations under this Agreement or any other contractual, legal, fiduciary or other binding obligation of Becker, Drapkin or any person to whom any of them discloses Confidential Information, or (iii) was available, or becomes available, to Becker or Drapkin on a non-confidential basis other than as a result of its disclosure to Becker or Drapkin by the Company or any Representative of the Company, but only if the source of such information is not prohibited from transmitting the information to Becker or Drapkin by a contractual, legal, fiduciary or other binding obligation.

(c)           In the event either Becker or Drapkin is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) pursuant to court order, law, regulation, rule, governmental, judicial, legislative, administrative, regulatory or self-regulatory body or legal process (collectively, “Law”) to disclose any of the Confidential Information, Becker or Drapkin shall unless otherwise expressly prohibited by Law, provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Becker or Drapkin is nonetheless, in the opinion of his legal counsel, required by Law to disclose Confidential Information, Becker or Drapkin may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that such counsel advises is required by Law to be disclosed, provided that Becker or Drapkin exercise his reasonable efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company to obtain an appropriate protective order or other reliable assurance, in each case at the Company’s expense, that confidential treatment will be accorded the Confidential Information.  In no event will Becker or Drapkin or any other member of the Shareholder Group oppose (and they will cause their respective Affiliates and Associates not to oppose) any action by the Company to obtain a protective order or other relief to prevent the disclosure of such information or to obtain reliable assurance that confidential treatment will be afforded such information.

10.          Resignation of Directors.

(a)           Becker hereby irrevocably tenders his resignation as director of the Company effective as of the date, if any, that (i) the Ownership Interest of the Shareholder Group falls below 4% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act) or (ii) the Shareholder Group breaches its obligations under Section 7 or 10(b) and such breach has not been cured within five (5) days following written notice of such breach.  The Board may accept such resignation, in its sole discretion, by a majority vote (excluding the BD Directors), provided that, for the avoidance of doubt, in the event a replacement director(s) is appointed pursuant to Section 5 hereof, this Section 10(a) shall apply to such replacement director(s), and the Shareholder Group and its Affiliates and Associates shall cause such replacement director(s) to fulfill such obligation.

(b)           For purposes of this Agreement, the Ownership Interest of the Shareholder Group shall be determined based on the latest public filing made by the Shareholder Group with the SEC with respect to their respective Ownership Interest, provided that if at any time the Shareholder Group is no longer required to publicly disclose its Ownership Interest through public filings made with the SEC, the Shareholder Group shall (i) promptly (and in any event within five (5) business days) inform the Company of such change, (ii) disclose its Ownership Interest to the Company on a quarterly basis and (iii) at the Company’s request, produce documentary evidence reasonably necessary to verify that the Ownership Interest reported to the Company is accurate.

11.          Questionnaires. By the Appointment Date, each of the BD Directors will have accurately completed the form of questionnaire provided by the Company for its use in connection with their appointment to the Board and preparation of the Company’s proxy statement and other reports filed with the SEC.

12.          Compensation. Each of the BD Directors shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

13.          Indemnification and Insurance. Each of the BD Directors shall be entitled to the same rights of indemnification and directors and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

14.          Non-Disparagement. Provided that a Shareholder Group Event has not occurred, the Company agrees, prior to the second anniversary of the date hereof, that it shall not publicly disparage any member of the Shareholder Group, any member of the management of the Shareholder Group, or Willis, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure.

15.          Schedule 13D. The members of the Shareholder Group shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.  Such members of the Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing, and shall accept any such reasonable and timely comments of the Company.

16.          Press Release / Form 8-K.  On or promptly after the date hereof, the Company and the Shareholder Group shall issue a joint press release reasonably satisfactory to such parties, which press release shall announce the appointment of the BD Directors and the execution and delivery of this Agreement by the parties hereto.  The Company shall also provide to the Shareholder Group a reasonable opportunity to review and comment on its Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of the Shareholder Group.  No member of the Shareholder Group shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in any above described press release or Form 8-K filing.

17.          Expenses. All costs or expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

18.          Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

19.          Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court located in the State of Delaware (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 23 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

20.          Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

21.          Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

22.          Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

23.          Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 23, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 23, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 23:

if to the Company:

Tuesday Morning Corporation
6250 Lyndon B. Johnson Freeway
Dallas, Texas, 75240
Facsimile: (972) 387-2344
Attention: Corporate Secretary

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle

Chicago, IL 60654
Facsimile: (312) 862-2200
Attention: Keith S. Crow, P.C.
Attention: R. Henry Kleeman

if to the Shareholder Group or any member thereof:

Becker Drapkin Management, L.P.
500 Crescent Court
Suite 230
Dallas, Texas 75201
Facsimile: (214) 756-6019
Attention: Steven R. Becker
Attention: Matthew A. Drapkin

with a copy to:

Boies, Schiller & Flexner LLP
575 Lexington Avenue, 7th Floor
New York, New York 10022
Facsimile: (212) 446-2350
Attention: Richard J. Birns, Esq.

24.          No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

TUESDAY MORNING CORPORATION

By:	/s/ Bruce Quinnell
Name:	Bruce Quinnell
Title:	Chairman

/s/ Steven R. Becker			/s/ Matthew A. Drapkin
STEVEN R. BECKER			MATTHEW A. DRAPKIN

BC ADVISORS, LLC			BECKER DRAPKIN MANAGEMENT, L.P.

By: BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Managing Partner		By:	/s/ Steven R. Becker
				Name:	Steven R. Becker
				Title:	Managing Partner

BECKER DRAPKIN PARTNERS (QP), L.P.			BECKER DRAPKIN PARTNERS, L.P.

By: Becker Drapkin Management, L.P., its general partner			By: Becker Drapkin Management, L.P., its general partner

By: BC Advisors, LLC, its general partner			By: BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker		By:	/s/ Steven R. Becker
	Name:	Steven R. Becker		Name:	Steven R. Becker
	Title:	Managing Partner		Title:	Managing Partner

BD PARTNERS V, L.P.

By: Becker Drapkin Management, L.P., its general partner

By: BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
	Name:	Steven R. Becker
	Title:	Managing Partner